RESTATED ARTICLES OF INCORPORATION

                                       OF

                               SGI INTERNATIONAL

The Articles of Incorporation of SGI International are restated in their entirety to read as follows:

The Board of Directors of SGI International on the 25th day of February, 1988, duly adopted a Resolution that the proposed Restated Articles of Incorporation for this Corporation as hereinafter set forth correctly sets forth, without change, the corresponding provisions of the Articles of Incorporation of this Corporation as previously amended, as follows:

ARTICLE I

The name of the Corporation is SGI INTERNATIONAL.

ARTICLE II

The duration of the Corporation is perpetual.

ARTICLE III

The purposes for which this Corporation is organized are (1) to develop and manufacture scientific products (2) to develop, research, produce, distribute, market, and license products, equipment and services and all matters related or ancillary thereto, (3) to purchase, own, lease, manage, sell, operate, invest in and develop any and all real property, personal property, mineral, oil and gas properties and all matters related or ancillary thereto, and (4) to do all things and engage in all lawful transactions which a Corporation organized under the laws of the State of Utah might do or engage in even though not expressly stated herein.

ARTICLE IV

(a) Capital Stock. The aggregate number of shares of stock which the Corporation shall have the authority to issue is 70 Million (70,000,000) shares consisting of 50 Million (50,000,000) shares of Common Stock, no par value, and 20 Million (20,000,000) shares of Preferred Stock, par value $0.01 per share. Any stock of the Corporation which is fully paid shall not be subject to further call or assessment for any purpose.

(b) Common Stock. The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and preferences.

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(c) Preferred Stock.  The Board of Directors shall have authority to establish the terms and approve the issuance of, from time to time, the shares of Preferred Stock, to divide the Preferred Stock into one or more classes or series and, in connection with the creation of any such class or series, to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers and relative, participating, optional, or other special rights of such class or series, and the qualification, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law.

ARTICLE V

The Corporation will not commence business until at least One Thousand and no/100 Dollars ($1,000) in cash has been received by it as consideration for the issuance of its shares.

ARTICLE VI

The post office address of the Corporation's initial registration office is 185 South State, Suite 1040, Salt Lake City, Utah 84111. The name of its initial registered agent at such address is David S. Jensen.

ARTICLE VII

The authorized and treasury stock of this Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Director shall determine. Any and all shareholders have no pre-emptive rights to acquire unissued shares of the stock of this Corporation.

ARTICLE VIII

(a) Number, election and terms of Directors. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the Board of Directors of the Corporation shall be comprised of a minimum of three and a maximum of nine members, as established by resolution of the Board of Directors. The Directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified with respect to the time for which they severally hold office, into three classes of Directors, of as equal number as possible, one class to be originally elected for a term expiring at the annual meeting of the shareholders to be held in 1986, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1987, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1988, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

(b) Shareholder nomination of Director candidates and introduction of business. Advance notice of shareholder nominations for the election of Directors and advance notice of business to be brought by Shareholders before an annual meeting shall be given in the manner provided in the By-laws of the Corporation.

(c) Newly created directorships and vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not otherwise filled unless required by law. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred, unless required by law to hold office for a shorter duration, and, in any event, until such Director's successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d) Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any Director may be removed from office for cause only by a vote of the holders of a majority of the shares issued and outstanding and entitled to vote. Cause shall include, exclusively, the commission of a felony, malfeasance in office or the gross neglect of the duties of a Director.

(e) Amendment, repeal, or alteration. Notwithstanding anything contained in this Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 70% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

ARTICLE IX

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of such shareholders and not otherwise effected unless required by law. Subject to the rights of the shareholders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation may be called by the President or Chief Executive Officer of the Corporation or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and not otherwise called unless required by law. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 70% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Article IX.

ARTICLE X

The Board of Directors shall have power to make, alter, amend and repeal the By-laws of the Corporation (except to the extent that the By-laws of the Corporation adopted by the shareholders shall otherwise provide). Any By-laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the shareholders. Notwithstanding the foregoing and anything contained in these Articles of Incorporation to the contrary, Sections 2.2, 2.5, 2.6 and 2.9 of Article II and Sections 3.1, 3.2 and
3.3 of Article III of the By-laws shall not be altered, amended or repealed without the affirmative vote of the holders of at least 70% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, except to renumber the Section designations thereof. Notwithstanding anything contained in these articles of Incorporation to the contrary, the affirmative vote of the holders of at least 70% of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article X.

ARTICLE XI

SECTION 1. Vote Required for Certain Business Combinations.

A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article XI:

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value equal to or in excess of the lesser of $5 million or 20% of the gross assets of the Corporation; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or in excess of the lesser of $5 million or 20% of the gross assets of the Corporation; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder,

shall require the affirmative vote of the holders of at least 70% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (the "Voting Stock" for purposes of this Article XI), voting together as a single class (it being understood that for purposes of this Article XI, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV of the Articles of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. Definition of "Business Combination." The term "Business Combination" as used in this Article XI shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

SECTION 2. When Higher Vote is Not Required. The provisions of Section 1 of this
Article XI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following paragraphs A or B are met:

A. Approval of Disinterested Directors. The Business Combination shall have been approved by a majority of Disinterested Directors (as hereinafter defined).

B. Price and Procedure Requirements. All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; and

(b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article XI as the "Determination Date"), whichever is higher,

(ii) The aggregate of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Excluded Preferred Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Excluded Preferred Stock), whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(c) the Fair Market Value per share of such class of Voting Stock on the Announcement DAte or on the Determination Date, whichever is higher.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock, including Common Stock (other than Excluded Preferred Stock), shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with Paragraphs B(i) and B(iii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure of increase such annual rate is approved by a majority of the Disinterested Directors; and
(c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit directly or indirectly (except proportionately as a shareholder or in the ordinary course of the Corporation's business) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

SECTION 3. Certain Definitions. For the purposes of this Article XI:

A. A "person" shall mean any individual, firm, corporation or other entity.

B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock;

(ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

C. A person shall be a "beneficial owner" of any Voting Stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), as in effect on March 4, 1986.

F. "Subsidiary" means any corporation of which a majority of Voting Stock is owned, directly or indirectly, by the Corporation and who is unaffiliated with the Interested Shareholder.

G. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Shareholder and either was (i) a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, (ii) initially appointed to fill any vacancy on, or initially elected to, the Board subsequent to the time that the Interested Shareholder became an Interested Shareholder upon the recommendation of a majority of Disinterested Directors or (iii) a member of the Board at the time of shareholder approval of this Article XI.

H. "Fair Market Value" means (i) in the case of stock: (1) if the Corporation's stock is traded in the over-the-counter market and not traded in the NASDAQ National Market System (a) the highest closing bid and asked price of the Corporation's stock for the immediately preceding 30-day period, as quoted by NASDAQ or (b) if the Corporation's stock is not then quoted by NASDAQ, then the highest bid price of the Corporation's stock for such period, as reported in the "pink streets" published by the National Quotation Bureau, Incorporation; (2) if the Corporation's stock is traded in the NASDAQ National Market System or on a national securities exchange, the highest daily per share closing sale price of the Corporation's stock for the immediately preceding 30-day period, in the NASDAQ National Market System or on the principal stock exchange on which it is listed, as the case may be; and (3) if the Corporation's stock has no readily ascertainable market value, the fair market value of such stock on the date in question as determined by the Board in good faith and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

I. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Section 2 of this Article XI shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

J. "Excluded Preferred Stock" shall mean any series of Preferred Stock with respect to which the resolution of the Board of Directors creating such series expressly provides that such series shall be Excluded Preferred Stock for purposes of this Article XI.

SECTION 4. Powers of the Board of Directors. A majority of the Directors of the Corporation shall have the power and duty to determine for the purposes of this
Article XI, on the basis of information known to them after reasonable inquiry,
(A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary (other than Excluded Preferred Stock) in any Business Combination has, an aggregate Fair Market Value equal to or in excess of $5 million or 20% of the gross assets of the Corporation. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article XI.

SECTION 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article XI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

SECTION 6. Amendment, Repeal, etc. Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Corporation, or any lesser percentage that may be specified by law, the affirmative vote of the holders of 70% or more of the outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article XI.


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ARTICLE XII

The number of directors constituting the initial Board of Directors of the Corporation is three (3), and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify, are:

Richard D. Casey Mark B. Jensen
2266 East 11660 South 4078 Killarney Circle
Sandy, Utah 84092 West Valley City, Utah 84119

Wallace T. Boyack
Suite 350, IBM Building
420 East South Temple
Salt Lake City, Utah 84111

The number of Directors of the Corporation is at least three (3), but not more than nine (9), as established by resolution of the Board of Directors.

ARTICLE XIII

The names and addresses of the incorporators are:

Wallace T. Boyack Jolene S. Allphin
Suite 350, IBM Building Suite 350, IBM Building
420 East South Temple 420 East South Temple
Salt Lake City, Utah 84111 Salt Lake City, Utah 84111

Craig S. Cummings
Suite 350, IBM Building
420 East South Temple
Salt Lake City, Utah 84111

ARTICLE XIV

No contract or other transaction between this Corporation and any other corporation or other business entity shall be affected because a Director or Officer of this Corporation is interested in or is a Director or Officer of such other corporation; and any Director or Officer, individually or jointly, may be a party to or may be interested in any Corporation or transaction of this Corporation or in which this Corporation is interested; an no contract or other transaction of this Corporation with any person, firm or corporation shall be affected because any Director or Officer of the Corporation is a party to or is interested in such contract, act or transaction or any way connected with such person, firm or corporation, and any person who may become a Director or Officer of this Corporation is hereby relieved from liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested, provided said Director or Officer acts in good faith.

ARTICLE XV

The private property of the shareholders shall not be subject to the payment of any Corporate debts to any extent whatsoever.

ARTICLE XVI

There shall be only one (1) class of common stock.

DATED this 25th day of February, 1988.

SGI INTERNATIONAL, A Utah Corporation


By  /s/  Ernest P. Esztergar
-------------------------------
Ernest P. Esztergar,
President


By  /s/  Robert D. Krintzman
-------------------------------
Robert D. Krintzman,
Secretary


STATE OF CALIFORNIA )
) ss.
COUNTY OF SAN DIEGO )

Before me, a Notary Public in and for said County and State, personally appeared Ernest P. Esztergar and Robert D. Krintzman, who acknowledged before me that they are the President and Secretary of SGI International, a Utah corporation, and that each of them signed the foregoing RESTATED ARTICLES OF INCORPORATION as their free and voluntary act and deed for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 25th day of February, 1988. My commission expires .



  /s/  Laura Levin
-------------------------
Notary Public